Exhibit 99.2

Avnet, Inc. Q2 Fiscal Year 2016

$ in millions - except per share data

January 28, 2016

CFO Review of Fiscal 2016 Second Quarter Results

	Q2' FY15	Q1' FY16	Q2' FY16	Y/Y Chg		Seq. Chg
Sales	$7,551.9	$6,969.7	$6,848.1	$(703.8)		$(121.6)
Gross Profit	$837.5	$791.5	$778.2	$(59.3)		$(13.3)
GP Margin	11.1%	11.4%	11.4%	27	bps	—	bps

GAAP SG&A Expenses	$574.0	$558.6	$530.8	$(43.1)		$(27.7)
Adjusted Operating Expenses (1)	$562.9	$551.1	$522.9	$(40.0)		$(28.2)
Adjusted Operating Expenses as % of Sales (1)	7.5%	7.9%	7.6%	19	bps	(27)	bps
Adjusted Operating Expenses as % of Gross Profit (1)	67.2%	69.6%	67.2%	(1)	bps	(242)	bps

GAAP Operating Income	$250.3	$207.0	$226.1	$(24.2)		$19.2
Adjusted Operating Income (1)	$274.6	$240.4	$255.3	$(19.3)		$14.8
Adjusted Operating Income Margin (1)	3.6%	3.5%	3.7%	9	bps	28	bps

GAAP Net Income	$163.7	$130.3	$156.0	$(7.7)		$25.8
Adjusted Net Income (1)	$176.0	$152.9	$164.3	$(11.6)		$11.4

GAAP Diluted EPS	$1.18	$0.96	$1.16	(1.7)%		20.8%
Adjusted Diluted EPS (1)	$1.27	$1.12	$1.22	(3.9)%		8.9%

Return on Working Capital (ROWC) (1)	24.0%	20.9%	22.8%	(115)	bps	191	bps
Return on Capital Employed (ROCE) (1)	12.9%	11.2%	12.3%	(60)	bps	112	bps
Working Capital Velocity (1)	6.6	6.1	6.1	(0.5)		0.1

(1)	A reconciliation of non-GAAP financial measures is presented in the Non-GAAP Financial Information section of the press release attached as Exhibit 99.1 included in this Current Report on Form 8-K.

Key Highlights

•

As highlighted on the October earnings call, the Company’s fiscal 2016 is a 53-week year and the additional week impacts the first quarter of fiscal 2016. When discussing sequential organic sales (defined later in this document), the first quarter of fiscal 2016 reported sales have been reduced to adjust for the estimated impact of the extra week.

•

Sales for the second quarter of fiscal 2016, decreased 9.3% year over year to $6.8 billion. Excluding the translation impact of changes in foreign currency exchange rates (also referred to as “constant currency” or “CC” in the graphs that follow) sales decreased 5.1% year over year due to declines at both operating groups.

o

Sequentially, reported sales decreased 1.8% (1.1% in constant currency) as an increase at Technology Solutions (TS) was offset by a decline at Electronics Marketing (EM). Sequentially, organic sales which exclude the impact of the extra week in the September quarter, increased 6.4% in constant currency, below the normal seasonal range of +10% to +14% primarily due to below seasonal growth at TS.

•	Gross profit margin increased 27 basis points from the year ago quarter to 11.4% and was essentially flat sequentially. The year-over-year increase was primarily due to an improvement at TS.
•

Adjusted operating income decreased 7.0% year over year to $255.3 million and adjusted operating income margin increased 9 basis points to 3.7% as an improvement at TS was partially offset by a decline at EM.

o	Sequentially, adjusted operating income increased 6.2% and adjusted operating income margin increased 28 basis points driven by an increase at TS.
•

Adjusted diluted earnings per share of $1.22 decreased $0.05, or 3.9% year over year, primarily due to the decline in operating income and was negatively impacted by approximately $0.07, or 5.5%, due to the translation impact of changes in foreign currency exchange rates.

•	Cash generated from operations was $118.0 million in the second quarter of fiscal 2016 and cash generated from operations for the trailing twelve months was $443.7 million.
•	During the second quarter of fiscal 2016, the Company paid a dividend $0.17 per share or $22.4 million, and has paid $45.0 million fiscal year to date.
•

During the second quarter of fiscal 2016, the Company repurchased $39.9 million worth of stock, or 0.9 million shares, and has repurchased $185 million worth of stock, or 4.4 million shares fiscal year to date.

o	The Company repurchased an additional $65 million worth of stock quarter to date and still has approximately $303 million remaining in the authorized share repurchase program.

Avnet, Inc. Q2 Fiscal Year 2016

$ in millions - except per share data

January 28, 2016

Sales

						Year-over-
						Year Growth
						Rates
	Q2' FY15	Q3' FY15	Q4' FY15	Q1' FY16	Q2' FY16	Reported
Avnet, Inc.	$7,551.9	$6,736.9	$6,796.3	$6,969.7	$6,848.1	(9.3)%
Constant Currency (1)						(5.1)%

Electronics Marketing (EM)	$4,435.2	$4,219.5	$4,315.9	$4,471.4	$4,114.6	(7.2)%
Constant Currency (1)						(3.4)%
Americas	$1,200.9	$1,237.2	$1,269.9	$1,265.2	$1,125.1	(6.3)%
EMEA	$1,205.3	$1,251.9	$1,245.0	$1,326.4	$1,141.1	(5.3)%
Constant Currency (1)						7.5%
Asia	$2,029.0	$1,730.4	$1,801.0	$1,879.8	$1,848.4	(8.9)%
Constant Currency (1)						(8.3)%

Technology Solutions (TS)	$3,116.7	$2,517.3	$2,480.5	$2,498.3	$2,733.4	(12.3)%
Constant Currency (1)						(7.6)%
Americas	$1,851.0	$1,440.5	$1,497.3	$1,508.7	$1,625.4	(12.2)%
EMEA	$856.8	$717.2	$624.8	$688.8	$794.4	(7.3)%
Constant Currency (1)						1.7%
Asia	$408.9	$359.6	$358.4	$300.8	$313.6	(23.3)%
Constant Currency (1)						(15.5)%
(1)	Year-over-year sales growth rate excluding the impact of changes in foreign currency exchange rates.

•

Avnet’s second quarter fiscal 2016 reported sales decreased 5.1% in constant currency (9.3% in reported dollars) year over year to $6.85 billion with both operating groups contributing toward this decline. Organic sales, decreased 5.5% in constant currency primarily due to declines in the Americas and the Asia regions.

o	Year over year, the change in foreign currency exchange rates negatively impacted Avnet sales by $316 million or approximately 4.2%, with a majority of this impact in the EMEA region.
o

On a sequential basis, excluding the impact of the extra week in the September quarter, Avnet organic sales increased 6.4% in constant currency, which was below the normal seasonal range of +10% to +14% primarily due to weak demand in the Americas region at both operating groups.

Avnet, Inc. Q2 Fiscal Year 2016

$ in millions - except per share data

January 28, 2016

•

EM’s second quarter fiscal 2016 sales of $4.1 billion decreased 3.4% year over year in constant currency (7.2% in reported dollars) primarily due to slower than expected sequential growth in high volume supply chain engagements in Asia and weaker demand in industrial markets in the Americas region.

o	Americas’ sales declined 6.3% year over year.
o

EMEA’s sales increased 7.5% year over year in constant currency and reported sales decreased 5.3%. The year-over-year growth in constant currency marks the tenth consecutive quarter of at least high single digit growth.

o

Asia’s sales decreased 8.3% year over year in constant currency and reported sales decreased 8.9% primarily due to a decline in high volume supply chain engagements and a decline in computing components.

•	EM’s organic sales, which excludes the impact of the extra week in the September quarter, declined 1.4% (1% in constant currency), which is below the low end of the normal seasonal range of 0% to +3%.

•

TS’ second quarter fiscal 2016 reported sales of $2.7 billion decreased 7.6% year over year in constant currency (12.3% in reported dollars) primarily due to a weaker than expected close in the Americas region and continued weakness in the Asia region driven by computing components and the translation impact of the stronger U.S. Dollar. Organic sales, declined 8.5% in constant currency.

o	America’s sales decreased 12.2% year over year primarily due to declines in storage and computing components, coupled with softer demand in Latin America.
o	EMEA’s organic sales decreased 2.0% year over year in constant currency and reported sales declined 10.6%.
o

Asia’s sales decreased 15.5% year over year in constant currency and reported sales declined 23.3% primarily due to a decline in the computing components business and the strengthening of the U.S. Dollar against local currencies.

•

TS’ sequential organic sales, which excludes the impact of the extra week of sales in the September quarter and the acquisition of Orchestra GmbH in EMEA, increased 19.6% in constant currency, below the normal seasonal range of +26% to +30% primarily due to the weaker than expected close in the Americas region.

•	At a product level, year-over-year growth in networking, software and services was offset by a decline in storage and computing components.

Avnet, Inc. Q2 Fiscal Year 2016

$ in millions - except per share data

January 28, 2016

Gross Profit

	Q2' FY15	Q3' FY15	Q4' FY15	Q1' FY16	Q2' FY16	Y/Y Change
Gross Profit	$837.5	$774.4	$785.8	$791.5	$778.2	$(59.3)
Gross Profit Margin	11.1%	11.5%	11.6%	11.4%	11.4%	27	bps

•

Gross profit of $778.2 million, decreased 7.1% year over year primarily due to decreased sales and the translation impact of the strengthening of the U.S. Dollar year over year, partially offset by gross profit margin improvements at TS.

o	Gross profit margin of 11.4%, increased 27 basis points from the year ago quarter primarily due to improvements at TS partially offset by a modest decline at EM.
o	Gross profit margin was essentially flat sequentially.
•	EM gross profit margin declined year over year and sequentially.
o	The year-over-year decline was primarily due to a decline in the EMEA region partially offset by an increase in the Americas region.
o

The sequential decrease was primarily due to a decrease in the Asia region related to an increase in the high volume supply chain engagements, partially offset by an increase in the EMEA and Americas regions.

•	TS gross profit margin increased year over year and sequentially primarily due to improvements across all three regions as a result of portfolio management and product mix difference between years.

Avnet, Inc. Q2 Fiscal Year 2016

$ in millions - except per share data

January 28, 2016

Operating Expenses

	Q2' FY15	Q3' FY15	Q4' FY15	Q1' FY16	Q2' FY16	Y/Y Change
Selling, General and Administrative Expenses	$574.0	$555.1	$561.6	$558.6	$530.8	$(43.1)
Amortization of Intangible Assets and Other	(11.1)	(11.2)	(19.6)	(7.5)	(7.9)	3.1
Adjusted Operating Expenses (1)	$562.9	$543.9	$542.0	$551.1	$522.9	$(40.0)
Adjusted Operating Expenses as a % of Gross Profit (1)	67.2%	70.3%	69.0%	69.6%	67.2%	(1)	bps
(1)	A reconciliation of non-GAAP financial measures is presented in the Non-GAAP Financial Information section of the press release attached as Exhibit 99.1 included in this Current Report on Form 8-K.

•	Adjusted operating expenses were $522.9 million in the second quarter of fiscal 2016, a decrease of $40 million, or 7.1%, from the second quarter of fiscal 2015.
o

The year-over-year decrease in adjusted operating expenses was primarily due to the translation impact of changes in foreign currency exchange rates and from the impact of prior restructuring actions and expense efficiencies including from the Avnet Advantage initiative.

o	Sequentially, adjusted operating expenses decreased $28.2 million, or 5.1%, primarily due to the impact of the extra week of sales in the September quarter.
•	Adjusted operating expenses as a percentage of gross profit of 67.2% was essentially flat from the year ago quarter.
o	EM operating expenses as a percentage of gross profit increased 38 basis points from the year ago quarter primarily due to lower gross profit related to the decline in revenue.
o	TS operating expenses as a percentage of gross profit decreased 212 basis points from the year ago quarter primarily due to portfolio and expense management initiatives in prior quarters.

Avnet, Inc. Q2 Fiscal Year 2016

$ in millions - except per share data

January 28, 2016

Operating Income

	Q2' FY15	Q3' FY15	Q4' FY15	Q1' FY16	Q2' FY16	Y/Y Change
GAAP Operating Income	$250.3	$203.7	$180.5	$207.0	$226.1	$(24.2)
Adjusted Operating Income (1)	$274.6	$230.4	$243.8	$240.4	$255.3	$(19.3)
Adjusted Operating Income Margin (1)	3.6%	3.4%	3.6%	3.5%	3.7%	9	bps

Electronics Marketing (EM) Total
Operating Income	$191.4	$197.3	$205.9	$213.0	$174.0	$(17.5)
Operating Income Margin	4.3%	4.7%	4.8%	4.8%	4.2%	(9)	bps

Technology Solutions (TS) Total
Operating Income	$117.6	$68.1	$77.6	$74.5	$117.1	$(0.5)
Operating Income Margin	3.8%	2.7%	3.1%	3.0%	4.3%	51	bps

(1)	A reconciliation of non-GAAP financial measures is presented in the Non-GAAP Financial Information section of the press release attached as Exhibit 99.1 included in this Current Report on Form 8-K.

•

Avnet’s adjusted operating income of $255.3 million decreased 7.0% year over year primarily due to the translation impact of the stronger U.S. Dollar.  Adjusted operating income, increased $14.8 million, or 6.2% sequentially primarily due to the seasonal sequential increase at TS partially offset by a decline at EM.

o	Avnet adjusted operating income margin of 3.7% increased 9 basis points year over year and 28 basis points sequentially.
•

EM operating income margin of 4.2% decreased 9 basis points from the year ago quarter primarily due to the translation impact of the strengthening U.S. Dollar and declines in sales year over year, partially offset by a decline in SG&A expenses. Sequentially, operating income margin declined 53 basis points primarily due to the seasonal revenue decline in the western regions.

•

TS operating income margin of 4.3% increased 51 basis points from the year ago quarter as a result of improvements in gross profit margin and a decline in SG&A expenses, partially offset by a decline in sales. Operating income margin increased 130 basis points sequentially primarily due to the seasonal growth in sales all three regions.

Avnet, Inc. Q2 Fiscal Year 2016

$ in millions - except per share data

January 28, 2016

Interest Expense, Other Income (Expense) and Income Taxes

	Q2' FY15	Q3' FY15	Q4' FY15	Q1' FY16	Q2' FY16	Y/Y Change
Interest Expense	$24.7	$23.9	$23.7	$23.6	$22.4	$(2.2)
Other Income (Expense)	$(5.5)	$(8.9)	$(3.1)	$(5.9)	$(6.5)	$1.0

GAAP Income Tax Expense (Benefit)	$56.4	$49.4	$(5.1)	$47.3	$41.2	$(15.2)
Adjusted Income Tax Expense (1)	$68.4	$54.1	$61.2	$58.0	$62.0	$(6.4)
GAAP Effective Tax Rate	25.6%	28.9%	(3.3)%	26.6%	20.9%	(473)	bps
Adjusted Effective Tax Rate (1)	28.0%	27.4%	27.7%	27.5%	27.4%	(60)	bps

(1)	A reconciliation of non-GAAP financial measures is presented in the Non-GAAP Financial Information section of the press release attached as Exhibit 99.1 included in this Current Report on Form 8-K.

•

Interest expense of $22.4 million decreased $2.2 million from the year ago quarter primarily due to the repayment at maturity of the $250.0 million 6.0% Notes in September 2015 and a corresponding lower average borrowing rate.

•

The Company incurred $6.5 million of other expense in the second quarter of fiscal 2016 compared with $5.5 million of other expense in the second quarter of fiscal 2015. The increase in other expense was primarily due to the strengthening of the U.S. Dollar relative to foreign currencies versus the year ago quarter and the corresponding higher costs incurred to hedge foreign currency exposures.

•

The GAAP effective tax rate was 20.9% in the second quarter of fiscal 2016 as compared with 25.6% in the second quarter of fiscal 2015.  The Company’s effective tax rate was favorably impacted by (i) the mix of income in lower tax jurisdictions, (ii) the release of valuation allowances against deferred tax assets that were determined to be realizable and (iii) the release of reserves related to audit settlements and the expiration of statutes of limitation.

Avnet, Inc. Q2 Fiscal Year 2016

$ in millions - except per share data

January 28, 2016

Net Income and EPS

	Q2' FY15	Q3' FY15	Q4' FY15	Q1' FY16	Q2' FY16	Y/Y Change
GAAP Net Income	$163.7	$121.5	$158.7	$130.3	$156.0	$(7.7)
Adjusted Net Income (1)	$176.0	$143.5	$159.5	$152.9	$164.3	$(11.6)

GAAP Diluted EPS	$1.18	$0.88	$1.15	$0.96	$1.16	(1.7)%
Adjusted Diluted EPS (1)	$1.27	$1.04	$1.16	$1.12	$1.22	(3.9)%

(1)	A reconciliation of non-GAAP financial measures is presented in the Non-GAAP Financial Information section of the press release attached as Exhibit 99.1 included in this Current Report on Form 8-K.

•	GAAP net income decreased by 4.7% year over year to $156.0 million or $1.16 per share on a diluted basis, primarily due to the decrease in operating income.
•	Adjusted net income for the second quarter of fiscal 2016 was $164.3 million, or $1.22 per share on a diluted basis.
o

Adjusted net income decreased 6.6% from the year ago quarter primarily due to the decline in operating income and the negative impact of foreign currency when translating the results into U.S. Dollars. Adjusted diluted earnings per share declined $0.05, or 3.9% from the year ago quarter. The year-over-year change was negatively impacted by approximately $0.07 due to the translation impact of changes in foreign currency exchange rates.

o	Adjusted diluted earnings per share of $1.22 increased $0.10, or 8.9%, sequentially primarily due to the improvement in profitability at TS.

Avnet, Inc. Q2 Fiscal Year 2016

$ in millions - except per share data

January 28, 2016

Working Capital

	Q2' FY15	Q3' FY15	Q4' FY15	Q1' FY16	Q2' FY16	Y/Y Change
Accounts Receivable	$5,696.6	$4,994.8	$5,054.3	$4,903.2	$5,395.0	$(301.6)
Inventories	$2,493.6	$2,474.4	$2,482.2	$2,805.0	$2,650.2	$156.6
Accounts Payable	$(3,850.3)	$(3,272.0)	$(3,338.1)	$(3,339.8)	$(3,628.1)	$222.2
Working Capital	$4,339.9	$4,197.2	$4,198.4	$4,368.4	$4,417.1	$77.2
Working Capital Velocity (1)	6.59	6.03	6.27	6.06	6.12	(0.47)

(1)	A reconciliation of non-GAAP financial measures is presented in the Non-GAAP Financial Information section of the press release attached as Exhibit 99.1 included in this Current Report on Form 8-K.

•

Working capital (accounts receivable plus inventories less accounts payable) increased $77.2 million, or 1.8%, and $256.5 million, or 5.9%, year over year in constant currency, primarily due to an increase in inventory at EM.

o

On a sequential basis, working capital increased $48.7 million, or 1.1%, and 2.1% when adjusted for the translation impact of changes in foreign currency exchange rates, primarily due to an increase in working capital at TS to support the seasonal sequential growth.

•	Working capital velocity was essentially flat sequentially and declined 0.47 turns from the year ago quarter due to the decrease in sales.
•	Inventories increased $156.6 million, or 6.3%, year over year and increased 11.0% in constant currency primarily due to an increase at EM.
o	On a sequential basis, inventories decreased $154.8 million, or 5.5%, and decreased 4.6% in constant currency, primarily due to a decline at EM Asia related to high volume supply chain engagements.

Avnet, Inc. Q2 Fiscal Year 2016

$ in millions - except per share data

January 28, 2016

Returns

	Q2' FY15	Q3' FY15	Q4' FY15	Q1' FY16	Q2' FY16	Y/Y Change
Return on Working Capital (ROWC) (1)	24.0%	20.6%	22.5%	20.9%	22.8%	(115)	bps
Return on Capital Employed (ROCE) (1)	12.9%	11.1%	12.0%	11.2%	12.3%	(60)	bps

(1)	A reconciliation of non-GAAP financial measures is presented in the Non-GAAP Financial Information section of the press release attached as Exhibit 99.1 included in this Current Report on Form 8-K.

•

ROWC for the second quarter of fiscal 2016 was 22.8%, a decrease of 115 basis points year over year and an increase of 191 basis points sequentially. The year-over-year decrease is primarily related to the decline in profitability at EM.

•	ROCE of 12.3% decreased 60 basis points year over year and increased 112 basis points sequentially.

Avnet, Inc. Q2 Fiscal Year 2016

$ in millions - except per share data

January 28, 2016

Cash Flow

	Q2' FY15	Q3' FY15	Q4' FY15	Q1' FY16	Q2' FY16	Y/Y Change
Net Income	$163.7	$121.5	$158.7	$130.3	$156.0	$(7.7)
Non-Cash Items	$70.5	$84.8	$75.7	$74.8	$53.4	$(17.1)
Working Capital and Other	$30.9	$(146.2)	$64.9	$(238.8)	$(91.4)	$(122.3)
Cash Flow from Operations	$265.1	$60.1	$299.3	$(33.7)	$118.0	$(147.1)
TTM CF from Operations	$616.0	$318.1	$583.9	$590.8	$443.7	$(172.3)

•

During the second quarter of fiscal 2016, cash flow from operations of $118.0 million declined from the year ago quarter primarily due to the sequential increase in working capital at TS as compared with a decline in working capital in the prior year at EM. The trailing twelve month cash flow generated from operations was $443.7 million and over the past four quarters, our trailing twelve month cash flow from operations has averaged $484 million.

•

During the second quarter of fiscal 2016, the Company repurchased approximately 900,000 shares representing an aggregate investment of $39.9 million. In addition, the Company purchased an additional $65 million worth of shares quarter to date and still has approximately $303 million remaining in the current authorization program.

•	During the second quarter of fiscal 2016, the Company paid a dividend of $0.17 per share, or $22.4 million in total.
•

Cash and cash equivalents at the end of the quarter were $916.1 million, of which $798.5 million was held outside the United States; net debt (total debt less cash and cash equivalents) was approximately $1.3 billion.

Avnet, Inc. Q2 Fiscal Year 2016

$ in millions - except per share data

January 28, 2016

Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current expectations and are subject to uncertainty and changes in facts and circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “estimate,” “forecast,” “expect,” “believe,” and “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance, business prospects or market conditions. Actual results may differ materially from the expectations contained in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with any acquisition activities and the successful integration of acquired companies, declines in sales, changes in business conditions and the economy in general, changes in market demand and pricing pressures, any material changes in the allocation of product or product rebates by suppliers, and other competitive and/or regulatory factors affecting the businesses of Avnet generally.

More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Except as required by law, Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Organic Sales

Organic sales is defined as reported sales adjusted for the impact of more than insignificant acquisitions and divestitures by adjusting Avnet’s prior periods to include the sales of acquired businesses and exclude the sales of divested businesses as if the acquisitions and divestitures had occurred at the beginning of the earliest period presented. Additionally, fiscal 2016 sales are adjusted for the estimated impact of the extra week of sales in the first quarter of fiscal 2016 due to the 14-week fiscal first quarter and the 53-week fiscal year. Organic sales in constant currency is defined as organic sales excluding the impact of changes in foreign currency exchange rates.

Non-GAAP Financial Information

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company also discloses in this document certain non-GAAP financial information including adjusted operating income, adjusted operating expenses, adjusted net income and adjusted diluted earnings per share, as well as sales adjusted for the impact of acquisitions and other items (as defined in the Organic Sales section of this document). There are also references to the impact of foreign currency in the discussion of the Company’s results of operations. When the U.S. Dollar strengthens and the stronger exchange rates of the current year are used to translate the results of operations of Avnet’s subsidiaries denominated in foreign currencies, the resulting impact is a decrease in U.S. Dollars of reported results. Conversely, when the U.S. Dollar weakens and the weaker exchange rates of the current year are used to translate the results of operations of Avnet’s subsidiaries denominated in foreign currencies, the resulting impact is an increase in U.S. Dollars of reported results. In the discussion of the Company’s results of operations, results excluding this impact are referred to as “excluding the translation impact of changes in foreign currency exchange rates” or “constant currency.” In order to determine the translation impact of changes in foreign currency exchange rates for sales, income or expense items, the Company adjusts the exchange rates used in current periods to be consistent with the exchange rates in effect during prior periods. Management believes organic sales and sales in constant currency are useful measures for evaluating current period performance as compared with prior periods and for understanding underlying trends. Management believes that operating income and operating expenses adjusted for (i) restructuring, integration and other expenses and (ii) amortization of acquired intangible assets and other, are useful measures to help investors better assess and understand the Company’s operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results or non-cash in nature. Management analyzes operating income and operating expenses without the impact of these items as an indicator of ongoing margin performance and underlying trends in the business. Management also uses these non-GAAP measures to establish operational goals and, in many cases, for measuring performance for compensation purposes.

Additional non-GAAP metrics management uses are adjusted operating income margin, which is defined as adjusted operating income (as defined above) divided by sales and adjusted operating expense to gross profit ratio, which is defined as adjusted operating expenses (as defined above) divided by gross profit.

Management believes net income and diluted EPS adjusted for (i) the impact of the items described above, (ii) certain items impacting other expense and (iii) certain items impacting income tax expense is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income and diluted EPS excluding the impact of these items provides an important measure of the Company’s net results for the investing public.

Avnet, Inc. Q2 Fiscal Year 2016

$ in millions - except per share data

January 28, 2016

Other metrics management monitors in its assessment of business performance include return on working capital (ROWC), return on capital employed (ROCE) and working capital velocity (WC velocity).

•	ROWC is defined as annualized adjusted operating income (as defined above) divided by the sum of the monthly average balances of receivables and inventories less accounts payable.
•

ROCE is defined as annualized, tax effected adjusted operating income (as defined above) divided by the monthly average balances of interest-bearing debt and equity (including the impact of adjustments to operating income discussed above) less cash and cash equivalents.

•	WC velocity is defined as annualized sales divided by the sum of the monthly average balances of receivables and inventories less accounts payable.

Any analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, results presented in accordance with GAAP. A reconciliation of the GAAP financial measures to the non-GAAP financial measures is included in the Company’s press release dated January  28, 2016 (Exhibit 99.1) in this Current Report on Form 8-K.